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   FORM 4
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Responses)

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
1.   Name and Address of Reporting Person*               2. Issuer Name and Ticker or
                                                         Trading Symbol

      Haywood       George       W.                        Zixit Corporation (ZIXI)
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        (Last)      (First)   (Middle)                   3. IRS or Social Security
                                                            Number of Reporting
     c/o Cronin & Vris, LLP                                 Person, (voluntary)
     380 Madison Avenue, 24th Floor
------------------------------------------
                (Street)

   New York,     New York          10017
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    (City)       (State)            (Zip)
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

4. Statement for Month/Year                  5.  If Amendment, Date of Original
                                                   (Month/Day/Year)
        February 2002
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

6. Relationship of Reporting Person(s) to Issuer         7. Individual or Joint/Group Reporting
         (Check all Applicatble)                                    (check applicable line)
---------------------------------------------------      ---------------------------------------
      Director                  x   10% Owner              X  Form Filed by One Reporting Person
-----                         -----                      ----
      Officer (give                Other (specify             Form Filed by More than One Person
-----          title below)   -----         below)       ----

     -------------------------------

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

Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------------------------
1. Title of Security                      2. Transaction Date (Month/Day/Year)
   (Instr.3)
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Common Stock                                               2/8/02
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                                                           2/20/02
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                                                           2/21/02
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                                                           2/22/02
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                                                           2/26/02
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

3. Transaction Code (Instr. 8)                   4. Securities Acquired (A) or Disposed of (D)
   (Instr. 8)                                       (Instr. 3, 4 and 5)
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    Code             V                             Amount          (A) or (D)       Price
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      P                                            49,900               A            4.94
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      P                                            11,100               A            4.22
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      P                                            14,400               A            4.24
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      P                                            17,400               A            4.40
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      P                                            11,500               A            3.63
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

5.  Amount of Securities Beneficially           6.  Ownership Form:  Direct (D)
    Owned at end of Month (Instr. 3 and 4)          or Indirect (I) (Instr. 4)
----------------------------------------------------------------------------------------------

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             3,354,197                                            D
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                30,000                                            I
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                65,000                                            I
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                11,500                                            I

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7. Nature of Indirect Beneficial
   Ownership (Instr 4.)
---------------------------------------

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----------------------------------------------------------------------------------------------

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       Owned by spouse
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       Owned jointly with mother
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       Owned by children
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
Reminder Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

Persons who respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conversion or Exercise    3. Transaction Date
   (Instr. 3)                          Price of Derivative          (Month/Day/Year)
                                       Security
----------------------------------------------------------------------------------------------

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----------------------------------------------------------------------------------------------

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

4. Transaction Code                5. Number of Derivative         6. Date Exercisable and
   (Instr. 8)                         Securities Acquired             Expiration Date
   of Derivative                      (A) or Disposed of (D)          (Month/Day/Year)
   Security
----------------------------------------------------------------------------------------------
   Code       V                          (A)         (D)              Date         Expiration
                                                                      Exercisable  Date
----------------------------------------------------------------------------------------------

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

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7.  Title and Amount of            8.  Price of Derivative         9.  Number of Derivative
    Underlying Securities              Security (Instr. 5)             Securities Beneficially
    (Instr. 3 and 4)                                                   Owned at End of Month
                                                                       (Instr. 4)
----------------------------------------------------------------------------------------------
  Title          Amount or
                 Number of
                 Shares
---------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

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

----------------------------------------------------------------------------------------------
10.  Ownership of Derivateive      11.  Nature of Indirect Beneficial
     Security: Direct (D) or            Ownership (Instr. 4)
     Indirect (I) (Instr. 4)
----------------------------------------------------------------------------------------------

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


Explanation of Responses:


                                           /s/ George W. Haywood            March 11, 2002
                                         -----------------------------   --------------------
                                         Signature of Reporting Person           Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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